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[TRUE NORTH COMMUNICATIONS INC. LETTERHEAD]


Date:    September 6, 2000
Contact: Kathryn Woods: 212/727-5582                                       NEWS

FOR IMMEDIATE RELEASE


                  TRUE NORTH COMMENTS ON DAIMLERCHRYSLER
                           ADVERTISING REVIEW

CHICAGO--True North Communications Inc. (NYSE: TNO) confirmed today that DaimlerChrysler Corporation has asked its agency FCB Worldwide to participate in a review with BBDO to reduce the costs of global advertising and media for its Chrysler Group brands, Chrysler, Dodge and Jeep-Registered Trademark-. David Bell, Chairman and CEO of True North Communications Inc., made the following comments:

"We support DaimlerChrysler's action. And we see the consolidation of Chrysler Group's advertising and media as a huge opportunity for us--for a number of reasons.

"The work--for years and years we have produced the most awarded work in Detroit and work that has done a tremendous job in selling Chrysler and Jeep-Registered Trademark-. Our work and our dealer organization are the envy of the industry, widely imitated and benchmarked.

"We are already handling global advertising for DaimlerChrysler and, through our True North family of companies, we provide them with a full range of services. FCB Worldwide--a powerhouse agency with major momentum--handles advertising for DaimlerChrysler's Chrysler and Jeep-Registered Trademark-brands globally and is responsible for spot media buying for dealers in the U.S. market. Don Coleman Advertising, the nation's leading multicultural agency and part of True North since last year, handles advertising to the African-American market for Chrysler Group; they are unaffected by the review.

                                   -Continued-

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2/TRUE NORTH COMMENTS

"In the past year, FCB expanded our relationship with DaimlerChrysler. We were awarded international media buying and planning for DaimlerChrysler in all markets except NAFTA and Germany through our DaimlerChrysler Media Alliance, a joint venture with CIA Medianetwork; this includes media for all Mercedes products as well as Smart Car.

"Overall, our commitment to DaimlerChrysler is longstanding and unparalleled. Not only are we the only agency ever to have had all of the Chrysler advertising business (1973-1984), but we're also the only agency ever to have turned it all down. Ironically, we helped Chrysler select BBDO as the second agency after Chrysler got back on its feet in the early 80's. Then, when Chrysler approached us again in 1989 and asked us to handle all of their entire account, we said that it was in their best interest to have two agencies.

"Today, however, DaimlerChrysler's needs and challenges are different. We fully believe that there's strong value for them in gaining the synergies of consolidating advertising work for Chrysler Group brands, just as they have done in the consolidation of media buying and planning over the past year.

"We think our chances of being selected for the consolidated business are excellent. We've already very successfully integrated agencies on DaimlerChrysler's behalf. We managed the consolidation of Campbell Mithun Esty Detroit and the resultant change from two dealer organizations to one. We combined the Detroit and international Bozell offices with FCB last year while continuing to produce outstanding work for them. FCB has no automotive conflicts and clearly are capable of integrating the consolidated business seamlessly with our DaimlerChrysler Global Operations in place in over 50 countries.

"Looking back over our long relationship, we've been through many wars together with our client. Each time we've focused on doing what's right for Chrysler, it's ended up being what's right for us. Looking ahead, we welcome the chance to put on our helmets for them again as they meet the challenges of the global marketplace."

                                   -Continued-

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3/TRUE NORTH COMMENTS

End Notes:

FCB Worldwide (www.fcb.com) is the largest advertising agency brand in the United States, and the fifth largest agency brand worldwide, with 1999 billings of more than $8.8 billion. With more than 200 offices servicing clients in 92 countries, FCB Worldwide's client roster includes AT&T, Beiersdorf, Compaq, Coors, DaimlerChrysler, Quaker Oats, S.C. Johnson, and other leading companies. FCB is the global advertising brand of True North Communications Inc. (NYSE: TNO).

True North is one of the world's leading advertising and communications holding companies. True North has three major global brands: FCB Worldwide, advertising; BSMG Worldwide, public relations; and Marketing Drive Worldwide, marketing services. The company also has a strong roster of other advertising brands, including Bozell Group, New America Strategies Group including Don Coleman Advertising, Temerlin McClain, Tierney & Partners, and TN Media, among them. Its digital portfolio includes R/GA Interactive and SixtyFootSpider. Based in Chicago, True North had 1999 revenues of approximately $1.4 billion and annual billings of more than $14 billion. True North's revenue from DaimlerChrysler is approximately $140 million.

Cautionary Statement:

Certain statements contained in this press release may constitute "forward-looking statements" within the meaning of Section 21E(i)(1) of the Securities Exchange Act of 1934. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause True North's actual results to be materially different from any future results expressed or implied by these statements. Such factors include the following: general economic and business conditions, the ability of True North to continue to improve its cost management, the ability to maintain current and attract new clients, the ability of True North to integrate acquisitions or complete future acquisitions, dependence upon and availability of qualified personnel and changes in government regulation. In light of these and other uncertainties, the forward-looking statements included in this document should not be regarded as a representation by True North that True North's plans and objectives will be achieved.

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